Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6138

Cerus Corporation Reports First Quarter 2014 Results

CONCORD, CA, May 1, 2014 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2014.

“The first quarter results were in-line with our expectations and reflect the impact of the strategic decisions announced last quarter designed to improve future sales in certain markets covered by distributors. We expect that our direct sales efforts and transition to new distributors will begin to contribute to sales growth in the second half of the year. As a result, we continue to feel comfortable with our 2014 annual revenue guidance of $38-$40 million,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “In addition, maturing opportunities in other regions and steady progress with the FDA review of our plasma and platelet PMA submissions remain a primary focus and give us reason to be optimistic for the remainder of the year.”

Revenue

Product revenue for the first quarter of 2014 was $7.9 million, a 19% decrease from the first quarter of 2013. The decrease in product revenue was driven by sales declines for both disposable kits and illuminators in several key distributor markets. This decline was expected by us and was incorporated into our annual revenue guidance of $38-$40 million for 2014.

Gross Margins

Gross margins on product sales for the first quarter of 2014 were 47%, compared to 48% for the first quarter of 2013. The first quarter of 2014 was our first quarter operating under the new terms of our amended agreement with Fresenius-Kabi, the manufacturer of our disposable kits. The amended agreement is expected to provide more stability in per unit costs for our cost of goods sold than we previously experienced. In addition, under the new terms, we expect a more efficient supply chain as Fresenius-Kabi will be sourcing and purchasing work-in-process for certain components from us.

Operating Expenses

Total operating expenses for the first quarter of 2014 were $12.9 million, compared to $9.6 million for the first quarter of 2013. The increase in operating expenses was related to development costs incurred in connection with the support of the PMA submissions for both our platelet and plasma products, selling, general and administrative expenses incurred in anticipation of a potential U.S. launch of the INTERCEPT System and increased costs associated with our ongoing red blood cell clinical studies, both in Europe and the U.S. We expect to continue making focused investments throughout 2014 as visibility into the PMA approval process and subsequent possible commercial launch for our platelet and plasma products potentially becomes more certain. We may also decide to improve the speed of enrollment for our European red blood cell clinical trials and to accelerate the license-enabling manufacturing and development work needed to prepare for a potential CE mark regulatory submission.

Operating and Net Loss

Operating losses during the first quarter of 2014 were $9.2 million, compared to $5.0 million for the first quarter of 2013. The lower revenues and increased operating expenses realized during the first quarter of 2014 relative to the same period in 2013 were the primary drivers for the higher operating losses. Operating losses are expected to continue through the second quarter as we move to a direct sales model in certain regions that have historically been serviced by distributors, bring new distributors online and as we continue to pursue potential FDA approval for the platelet and plasma products in the U.S.

Net loss for the first quarter of 2014 was $0.2 million, or $0.12 per diluted share, compared to a net loss of $10.3 million, or $0.17 per diluted share, for the first quarter of 2013. Net losses were impacted by the mark-to-market adjustments of our outstanding warrants to fair value, which resulted in non-cash gains of $9.0 million during the first quarter of 2014 compared to non-cash losses of $5.1 million during the comparable period in 2013.

Cash and Investments

At March 31, 2014, we had cash, cash equivalents and short-term investments of $48.3 million compared to $57.7 million at December 31, 2013. Cash used during the first quarter is typically higher than in other quarters due to the paydown of prior year-end accruals.

Other Recent Highlights

•	Medical Device License Application submitted to Health Canada for INTERCEPT plasma

•	INTERCEPT plasma PMA review remains in progress with an FDA approval decision expected later this year

•	INTERCEPT platelet regulatory submissions for the U.S. and Canada are expected to be completed in Q2

•	Initial funding for whole-blood pathogen inactivation project to provide safer blood for Sub-Saharan Africa, a collaboration between the Swiss Red Cross and Cerus

•	Frank Witney appointed to Cerus Board of Directors

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 1351152. The replay will be available approximately three hours after the call through May 14, 2014.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. In the United States, Cerus is seeking regulatory approval of the INTERCEPT Blood System for plasma and platelets. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding its 2014 revenues and future sales growth, the anticipated impact resulting from strategic changes to Cerus’ distributor relationships, including Cerus’ expectation of sales growth resulting therefrom in the second half of 2014, Cerus’ expectations regarding the length of time it expects to experience increased operating losses, the potential approvals by the FDA of the modular PMAs for the INTERCEPT Blood System for plasma and platelets, expected regulatory submissions for and FDA approval decisions related to the INTERCEPT Blood System for plasma and platelets and the timing thereof, a potential CE Mark regulatory submission for the red blood cell system and the anticipated benefits of potential additional investments in support thereof, the potential launch in the U.S. of the INTERCEPT Blood System for plasma and platelets, future operating expenses, research and development activity and expenses in support of Cerus‘ regulatory submissions, the expected financial and other impacts from Cerus’ amended agreement with its manufacturer of disposable kits, and the future development of the INTERCEPT Blood System for red blood cells. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risk that the negative sales impact from the strategic changes to Cerus’ distributor relationships could last longer or be more severe than anticipated and that Cerus may not experience any sales growth in the second half of 2014; the uncertain and time-consuming development and regulatory process, including the risks that Cerus may encounter unanticipated difficulties complying with the prescribed submission timing or other modular PMA requirements related to the INTERCEPT Blood System for plasma or for platelets or that Cerus‘ PMA submissions might not be approved by the FDA in a timely manner or at all, and the risk that additional investments in Cerus’ European red blood cell clinical trials may not accelerate the timeframe in which Cerus could potentially submit a CE mark for regulatory submission, the timing and occurrence of which remain substantially uncertain; adverse market and economic conditions, including adverse fluctuations in foreign exchange rates; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain; as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 7, 2014. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended March 31,
	2014	2013
Product revenue	$7,866	$9,733
Cost of product revenue	4,157	5,090

Gross profit on product revenue	3,709	4,643
Operating expenses:
Research and development	4,642	2,700
Selling, general and administrative	8,236	6,853
Amortization of intangible assets	50	50

Total operating expenses	12,928	9,603

Loss from operations	(9,219)	(4,960)
Non-operating income (expense), net	9,032	(5,241)

Net loss before income taxes	(187)	(10,201)
Provision for income taxes	38	51

Net loss	$(225)	$(10,252)

Net loss per share:
Basic	$(0.00)	$(0.17)
Diluted	$(0.12)	$(0.17)
Weighted average common shares outstanding used for computing net loss per share:
Basic	72,088	59,730
Diluted	75,158	59,730

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	March 31, 2014	December 31, 2013
Cash, cash equivalents, and short-term investments	$48,255	$57,676
Accounts receivable, net	4,943	6,125
Inventories	11,307	13,063
Prepaid expenses and other current assets	2,574	1,290
Property and equipment, net	3,166	2,189
Goodwill and intangible assets, net	2,610	2,660
Other assets	372	378

Total assets	$73,227	$83,381

Accounts payable and accrued liabilities	$12,331	$15,487
Deferred revenue	279	181
Debt - current	3,268	3,366
Warrant liability	11,356	20,390
Other non-current liabilities	1,126	1,162

Total liabilities	28,360	40,586
Stockholders’ equity	44,867	42,795

Total liabilities and stockholders’ equity	$73,227	$83,381